                                                            EXHIBIT 99.1

                                                            For Information
                                                            ---------------
                                                            Mark A. Hellerstein
                                                            Robert T. Hanley
                                                            303-861-8140

                  ST. MARY REPORTS YEAR 2002 FINANCIAL RESULTS

DENVER, February 20, 2003 - St. Mary Land & Exploration Company (NYSE: SM)
today reported earnings of $27.6 million or $.99 per basic share for the year ended December 31, 2002. Year 2001 earnings were $40.5 million or $1.45 per share. Revenues for 2002 were $193.2 million compared to $207.5 million for
2001. Discretionary Cash Flow, which is computed as net income plus depreciation, depletion, amortization, impairments, deferred taxes, exploration expense and unrealized derivative loss decreased 14% from $138.6 million in 2001 to $118.8 million in 2002. For a presentation of net cash flows from operating activities and a reconciliation of Discretionary Cash Flow thereto, see the attachment.

Oil and gas production for 2002 was a record 55.1 billion cubic feet of gas equivalent (BCFE), a 2% increase over 2001. The average realized price per MCFE decreased $.40 to $3.37 in 2002, an 11% decrease from the average price realized in 2001. Oil and gas reserves at December 31, 2002 increased 28% from 383 BCFE at year-end 2001 to 491 BCFE, 88% which are proved developed.

Earnings for the fourth quarter were $7.0 million or 25 cents per basic share compared to $1.0 million for the fourth quarter of 2001. Revenues for the fourth quarter of 2002, which includes revenues from the properties acquired from
Burlington Resources on December 3, 2002, were $52.1 million compared to $40.7 million for the same period in 2001. Discretionary Cash Flow for the fourth quarter increased 13% to $31.2 million. Average daily oil and gas production during the fourth quarter 2002 totaled 156.8 MMCFE, up 4% from 150.2 MMCFE in the comparable 2001 period. Average prices realized during the quarter were
$3.39 per Mcf and $26.06 per barrel, which were 27% and 36% higher, respectively, than the realized prices in the fourth quarter of 2001.

St. Mary's net production from Northeast Mayfield in the Anadarko basin has increased approximately 20 MMCFD since pipeline curtailments that restricted production during December 2002 ended on January 25, 2003. The Company currently has no wells restricted by pipeline capacity.

During the fourth quarter 2002 the Company recognized a pre-income tax loss of
$2.6 million on the sale of its interest in Flour Bluff, a non-operated field in
Nueces County, Texas.

The Company's general and administrative expenses increased in the fourth quarter and for the year 2002, $2 million and $2.5 million, respectively, due to an increase in employee incentive bonuses in 2002, an increase in other employee related costs and the listing fee on the New York Stock Exchange.

On January 31, 2003 St. Mary acquired from Pittencrieff America, Inc. its interest in the Fort Chadbourne Odom Lime Unit in Coke and Runnels Counties,
Texas. St. Mary has owned an interest in the Unit since 1999 and has operated the Unit since 2001. After completing the $5.1 million acquisition, St. Mary owns 99% of the Unit. The acquired properties are currently producing 1.8 MMCFE per day.

The Company updated its forecast for the first quarter and the full year of 2003 as follows:

                                                     1st Quarter                Year
                                                  ----------------       -----------------
         Production                                17.5 - 19 BCFE          70 - 75 BCFE
         Lease operating expenses,
            including production taxes and
            transportation                        $1.22-$1.32/MCFE        $1.22-$1.32/MCFE
         General and administrative exp.          $.23 - $.27/MCFE        $.21 - $.25/MCFE
         Depreciation, depletion & amort.     $1.00-$1.10/MCFE        $1.00-$1.10/MCFE

As previously announced, the St. Mary year-end 2002 earnings teleconference call is scheduled for February 21 at 8:00 am (MST). The call participation number is
888-424-5231. A digital recording of the conference call will be available two hours after the completion of the call, 24 hours per day through March 7 at
800-642-1687, conference number 10142. International participants can dial
706-634-6088 to take part in the conference call and can access a replay of the call at 706-645-9291, conference number 10142. In addition the call will be broadcast live online at www.stmaryland.com. An audio recording of the conference call will be available at that site through March 7.

This release contains forward looking statements within the meaning of securities laws, including forecasts and projections for future periods. The words "will," "believe," "anticipate," "intend," "estimate," "forecast" and
"expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause
St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements. These risks include such factors as the volatility and level of oil and natural gas prices, production rates and reserve replacement, reserve estimates, drilling and operating service availability and uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of attractive exploration and development and property acquisition opportunities and any necessary financing, expected acquisition benefits, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the "Risk Factors" section of St. Mary's 2001 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.

                                       ###

                           Financial Highlights Follow

                     ST. MARY LAND & EXPLORATION COMPANY
                              FINANCIAL HIGHLIGHTS

                                             Three Months Ended                       Year Ended
                                               December 31,            %             December 31,            %
                                         -----------------------    Change     -----------------------    Change
                                            2002           2001                   2002          2001
                                         -----------------------               -----------------------
                                                  (Unaudited in thousands, except per share)
Revenues:
  Oil and gas production                   $53,259       $38,778                $185,670      $203,973
  Gas marketing revenue                      1,589           420                   8,399           420
  Gain (loss) on sale of proved
    properties                              (2,543)          388                  (2,633)          367
  Other                                       (235)        1,104                   1,770         2,709
                                         -----------------------               -----------------------
                                            52,070        40,690                 193,206       207,469
                                         -----------------------               -----------------------
Operating Expenses:
  Oil and gas production costs              12,886        14,751                  50,839        55,000
  Depletion, depreciation &
    amortization                            15,263        13,470                  54,432        51,346
  Exploration                                4,069         4,660                  19,501        19,518
  Impairment and abandonment                   540         2,132                   2,446         4,685
  General and administrative                 3,755         1,401                  14,299        11,762
  Derivative loss (gain)                     1,406         1,573                  (3,188)        1,573
  Gas marketing expenses                     1,351           420                   7,982           420
  Minority interest and other                  300           591                   1,206         1,253
                                         -----------------------               -----------------------
                                            39,570        38,998                 147,517       145,557
                                         -----------------------               -----------------------

Income from operations                      12,500         1,692                  45,689        61,912
  Interest income                              190            58                     758           466
  Interest expense                          (1,288)          (50)                 (3,868)          (90)
                                         -----------------------               -----------------------
Income before income tax expense            11,402         1,700                  42,579        62,288
  Income tax expense - current                  67        (4,105)                    569           804
  Income tax expense - deferred              4,356         4,834                  14,450        21,025
                                         -----------------------               -----------------------
Net income                                  $6,979          $971                 $27,560       $40,459
                                         =======================               =======================

Basic weighted avg shares outstanding       27,940        27,738                  27,856        27,973
                                         =======================               =======================

Basic earnings per common share:             $0.25         $0.04                   $0.99         $1.45
                                         =======================               =======================

Diluted weighted avg shares outstanding     28,608        28,189                  28,391        28,555
                                         =======================               =======================

Diluted earnings per common share:           $0.24         $0.03                   $0.97         $1.42
                                         =======================               =======================

Average price:
  Oil (per Bbl)                             $26.06        $19.10      36%         $25.34        $23.29       9%
  Gas (per Mcf)                              $3.39         $2.67      27%          $3.00         $3.73     -20%

Margin analysis per MCFE:
  Net realized price                         $3.69         $2.81      31%          $3.37         $3.77     -11%
  Oil and gas production costs               $0.89         $1.07     -17%          $0.92         $1.02      -9%
  General and administrative costs           $0.26         $0.10     160%          $0.26         $0.22      18%
                                         -----------------------               ---------     ---------
     Operating margin                        $2.54         $1.64      55%          $2.19         $2.54     -14%
                                         -----------------------               ---------     ---------
  Depletion, depreciation &
    amortization                             $1.06         $0.97       9%          $0.99         $0.95       4%

Production (in thousands):
  Oil (Bbls)                                   758           622      22%          2,815         2,434      16%
  Gas (Mcf)                                  9,880        10,087      -2%         38,164        39,491      -3%
  MCFE (6:1)                                14,430        13,819       4%         55,055        54,093       2%

                                          Dec 31,       Dec 31,              Reconciliation of Discretionary Cash
BALANCE SHEET                              2002           2001               Flow to Cash Provided by Operations:
                                         -----------------------             -----------------------------------------
  Working Capital                           $2,050       $34,000
  Long-term debt                           113,601        64,000             Discretionary Cash Flow          $118,762
  Stockholders' equity                     299,513       286,117

                                                                             (Gain) loss on sales                1,797
Shares outstanding                          27,972        27,770             Non-expl dry hole exploration exp (11,824)
                                                                             Minority interest & other          40
                                          Dec 31,       Dec 31,              Changes in working capital         32,934
PROVEN RESERVES (in thousands):            2002          2001
                                         ---------     ---------                                            ----------
  Domestic:                                                                  Cash provided by operations      $141,709
                                                                                                            ==========

    Oil (Bbls)                              36,119        23,669      53%
    Gas (Mcf)                              274,172       241,231      14%
                                         ---------     ---------
    MCFE (6:1)                             490,887       383,247      28%
                                         =========     =========